10f-3 REPORT


                   GREENWICH STREET SERIES FUND
                    FUNDAMENTAL VALUE PORTFOLIO


            September 1, 2004 through November 30, 2004


               Trade                            Trade  % Received
% of Total
Issuer              Date      Selling Dealer     Price
Amount    by Fund        Issue (1)
Digital Realty Trust Inc.     10/28/04       Merrill Lynch
$12.000    $85,400  0.427%         4.50%A

 (1)  Represents purchases by all affiliated funds and discretionary accounts;
                 may not exceed 25% of the principal amount of the offering.
A - Includes purchases of $814,600 by other affiliated mutual funds and discretionary accounts.